PRESS RELEASE

Available for Immediate Publication: January 24, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces 70% Earnings Increase

Merced, California, January 24, 2006-Capital Corp of the West (NASDAQ:NMS:CCOW), the holding company for County Bank, Central California’s Community Bank, today announced net income of $20,954,000 or $1.94 per fully diluted share for the year ended December 31, 2005, a 70% increase over 2004 net income of $12,323,000 or $1.15 per fully diluted share. Net income for the fourth quarter ended December 31, 2005 was $5,387,000 or $0.49 per fully diluted share compared to 2004 fourth quarter net income of $816,000 or $0.08 per fully diluted share.

2004 net income had been impacted by two charges to earnings announced on December 27, 2004 that totaled $3,380,000, aftertax. The first charge was a $2,151,000, net of tax, reduction related to other-than-temporarily-impaired securities (OTTI). The second charge was a $1,229,000 reduction related to a Real Estate Investment Trust (REIT) consent dividend deduction available to California banks for the tax years 2001 and 2002. Without these two adjustments, full year 2004 net income would have been $15,703,000 or $1.46 per fully diluted share and 2005 net income would have increased 33% on a year to year basis over the full year 2004 net income.

Additionally, as announced in a separate press release today, the Board of CCOW, declared a $.05 per share quarterly cash dividend for shareholders of record February 7, 2006, payable February 28, 2006.

“2005 was an extraordinary year for us, with end of the year loan growth being particularly strong.  We grew total assets 21%, total loans 21%, and total deposits 22%, while at the same time providing an 18.5% Return On Equity to our shareholders”, stated Chief Executive Officer, Tom Hawker. “During the year we continued to establish County Bank as the superior provider of expanded services to the customers and communities that we serve. In the 2005 year we opened our 5th Fresno area branch and our first Sacramento branch. The Central Valley of California experienced strong economic growth during the year and existing forecasts are for this robust environment to continue into the foreseeable future”.

“Our strategic plan calls for capitalizing on this projected economic expansion in the Central Valley by accelerating the build out of our branch network, continuing to position County Bank as the dominant community bank in the Central Valley. Our 2005 results reflect the fact that we only opened two new branches during the latter part of the year. New branches, while a temporary drain on financial performance, are in the best long term interests of the bank, its customers and its shareholders. Additional branches allow us to increase our deposit base and our heightened branch presence throughout the communities we serve and helps define our position as a first choice lender,” continued Mr. Hawker. “Our current plan calls for the opening of up to four new branches in 2006.”

“Earnings per fully diluted share (EPS) for the full year were $1.94 and are within our $1.94 to $1.98 guidance range provided at the end of the third quarter 2005. Although, in total, the $42 million in loan growth this quarter exceeded our expectations, a significant majority of this growth came near the very end of the fourth quarter and as a result the corresponding quarterly average loans and related income was slightly less than anticipated”, stated Chief Financial Officer, R. Dale McKinney.

“CCOW has clearly benefited from the rising interest rate environment of 2005 in that our margin of 4.69% is 20 basis points higher that the 4.49% reported margin for the year 2004. But, in a flat rate environment, it is likely that some margin compression will occur as average rates paid on deposits will continue to rise due to normal repricing.”

“A very strong contributor to our 2005 success is that nonperforming assets declined significantly from 0.31% of total assets at the end of 2004 to currently just 0.11% of total assets at the end of 2005,” continued Mr. McKinney. “Our provision for loan losses in 2005 was reduced by $680,000 compared to 2004, while at the same time our gross loans grew more than $183 million, or 21%, over 2004. Even though we achieved a 21% growth in total assets, noninterest expense growth was limited to only 13%, with a resulting improvement in our efficiency ratio, now at 56% for the full year 2005. Also, a cornerstone to our franchise and margin strength has been our ability to internally fund our loan growth with a $250 million, or 22%, increase in relatively low cost deposits for the 2005 year over 2004.”

Earnings Discussion

Net earnings were $5,387,000 or $0.49 per diluted share for the three months ended December 31, 2005. This compares to earnings of $816,000 or $0.08 per share for the same period in 2004. Annualized return on average assets and return on average equity were 1.33% and 17.93% for the fourth quarter of 2005 compared with 0.23% and 3.16% for same period in 2004.

The 2005 fourth quarter earnings of $5,387,000 reflect a year over year increase in earnings of $4,571,000 due primarily to the two earnings charges recorded in 2004 and a $3,338,000 improvement in net interest income. The increase in net interest income was driven by a $209,983,000 or a 16% increase in average interest earning assets. The net interest margin for the fourth quarter of 2005 was 4.73%, an increase of 26 basis points from the 4.47% achieved during the same period during 2004. In comparing the 2005 to 2004 fourth quarter, non interest expenses increased by $1,385,000 due primarily to increases in salaries and benefits of $788,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression and a $329,000 increase in premises and occupancy expenses due primarily to branch expansion and remodel expenses. Our effective tax rate was 33% for the fourth quarter of 2005 compared with 66% for the fourth quarter of 2004. Income tax expense increased $1,001,000 to $2,612,000 compared to the $1,611,000 recorded during the same quarter in 2004. The decrease in the 2005 tax rate is primarily attributable to the OTTI impairment charge and the charge related to the elimination of tax benefits of our REIT in 2004.

Credit Quality

The Company’s allowance for loan losses was $14,776,000 or 1.38% of total loans at December 31, 2005. Nonperforming assets totaled $1,960,000 or 0.11% of total assets and nonperforming loans stood at $1,900,000 or 0.18% of total loans. At December 31, 2005 the allowance for loan losses totaled 778% of nonperforming loans. This compares to an allowance for loan losses of $13,605,000 or 1.54% of total loans at December 31, 2004. At December 31, 2004, nonperforming assets totaled $4,454,000 or 0.31% of total assets, nonperforming loans totaled $4,394,000 or 0.50% of total loans and the allowance for loan losses totaled 310% of nonperforming loans.
Net charge-offs for the fourth quarter of 2005 were $517,000, which compares to $747,000 for the same period in 2004. Net charge-offs for the full year 2005 were $880,000, which compares to $1,650,000 for the same period in 2004. The decreased charge-off activity in the fourth quarter and for the full year 2005 was primarily in the commercial and agricultural segment of the loan portfolio.

Book Values - Capital

The Company’s capital at December 31, 2005 stood at $122,245,000 compared with $103,481,000 as of December 31, 2004. Book value and tangible book value per share totaled $11.56 and $11.42 as of December 31, 2005 as compared to $9.92 and $9.78 as of December 31, 2004. The Company’s tangible leverage capital ratio stood at 8.57% at December 31, 2005, compared with 8.46% as of December 31, 2004. The Company’s risk based capital ratio stood at 11.13% at December 31, 2005, compared with 11.55% as of December 31, 2004.

Conference Call Recording

Capital Corp of the West’s year end 2005 earnings conference call is scheduled for January 25, 2006 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.
Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 28 years of service as “Central California’s Community Bank.” Currently County Bank has twenty two branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest income	$25,013	$18,784	$90,164	$70,571
Interest expense	7,477	4,586	24,720	17,097
Net interest income	17,536	14,198	65,444	53,474
Provision for loan losses	695	548	2,051	2,731
Noninterest income:
Service charges on accounts	1,477	1,479	5,924	6,134
Loss on sale or impairment of securities	-	(3,708)	-	(3,665)
Increase in CSV of life insurance policies	271	299	1,041	1,066
Other income	779	691	3,237	2,870
Noninterest expenses:
Salaries and related benefits	6,015	5,227	22,763	20,697
Premises and occupancy	1,242	913	4,498	3,446
Equipment	1,025	825	3,961	3,186
Professional fees	690	568	2,310	1,671
Marketing	310	281	1,165	1,062
Supplies	249	251	1,057	873
Charitable donations	286	250	859	584
Intangible amortization	12	155	46	655
Other expenses	1,540	1,514	6,020	5,501
Total noninterest expenses	11,369	9,984	42,679	37,675
Income before income taxes	7,999	2,427	30,916	19,473
Provision for income taxes	2,612	1,611	9,962	7,150
NET INCOME	$5,387	$816	$20,954	$12,323

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)

			2005	2005
(Dollars in thousands)	At December 31,		Averages	Averages
	2005	2004	QTD	YTD
Assets
Cash and noninterest-bearing deposits in other banks	$61,331	$40,454	$50,028	$45,142
Federal funds sold	30,250	17,365	30,477	10,981
Time deposits at other financial institutions	350	3,350	350	728
Investment securities available for sale, at fair value	318,155	269,189	251,755	261,437
Investment securities held to maturity at cost, fair value of $178,233 and $168,265 at December 31, 2005 and 2004	181,025	166,987	183,376	181,042
Loans, net of allowance for loan losses of $14,776 and $13,605 at December 31, 2005 and 2004	1,054,120	871,488	1,017,438	954,555
Interest receivable	8,305	5,979	7,363	6,410
Premises and equipment, net	28,970	22,426	27,635	25,264
Goodwill and intangible assets	1,428	1,474	1,432	1,449
Cash value of life insurance	31,796	28,362	31,644	29,648
Investment in housing tax credit limited partnerships	8,745	8,623	8,399	8,428
Other assets	32,281	12,750	15,540	14,560
Total assets	$1,756,756	$1,448,447	$1,625,437	$1,539,644

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$310,284	$262,315	$293,760	$274,750
Negotiable orders of withdrawal	216,594	170,870	207,594	183,017
Savings	426,581	360,319	397,601	372,292
Time, under $100	216,016	193,913	214,838	206,834
Time, $100 and over	235,025	166,740	231,878	204,140
Total deposits	1,404,500	1,154,157	1,345,671	1,241,033

Other borrowings and subordinated debentures	218,224	180,615	145,691	173,303
Accrued interest, taxes and other liabilities	11,787	10,194	13,893	12,289
Total liabilities	1,634,511	1,344,966	1,505,255	1,426,625

Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,575,392 and 10,429,754 issued & outstanding at December 31, 2005 and 2004	59,785	57,139	59,302	58,198
Retained earnings	65,049	45,981	62,994	55,728
Accumulated other comprehensive loss	(2,589)	361	(2,114)	(907)
Total shareholders’ equity	122,245	103,481	120,182	113,019
Total liabilities and shareholders’ equity	$1,756,756	$1,448,447	$1,625,437	$1,539,644

Capital Corp of the West
Loan Portfolio Composition

(Dollars in thousands)	Dec. 31, 2005		Dec. 31, 2004
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans
Commercial	$274,312	25%	$217,524	25%
Agricultural	72,792	7	80,598	9
Real estate construction	167,992	16	97,396	11
Real estate mortgage	471,266	44	416,385	47
Consumer	82,534	8	73,190	8
Total	1,068,896	100%	885,093	100%
Less allowance for loan losses	(14,776)		(13,605)
Net loans	$1,054,120		$871,488

Allowance for Loan Loss Activity

	Twelve Months Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Allowance for Loan Losses:
Balance at beginning of period	$13,605	$12,524	$11,680
Provision for loan losses	2,051	2,731	2,170
Charge-offs	(1,982)	(2,296)	(1,995)
Recoveries	1,102	646	669
Net charge-offs	(880)	(1,650)	(1,326)
Balance at end of period	$14,776	$13,605	$12,524

Gross loans outstanding at period-end	$1,068,896	$885,093	$764,252
Average gross loans outstanding	$968,492	$813,050	$687,419

Annualized net charge-offs to average loans	0.09%	0.20%	0.19%
Allowance for loan losses
To total loans	1.38%	1.54%	1.64%
To nonperforming loans	778%	310%	314%

Capital Corp of the West
Loan Repricing Table - 12/31/05

	Within	One to	Over
	One Year	Five Years	Five Years	Total
Loans with floating rates - repricing	$674,002	$131,884	$37,030	$842,916
Loans with fixed rates - maturities	44,239	59,564	122,177	225,980
Total	$718,241	$191,448	$159,207	$1,068,896

Selected Financial Data

	Three Months Ended 12/31/05	Three Months Ended 12/31/04	Twelve Months Ended 12/31/05	Twelve Months Ended 12/31/04
Basic Earnings Per Share	$0.51	$0.08	$2.00	$1.19
Diluted Earnings Per Share	$0.49	$0.08	$1.94	$1.15
Annualized return on:
Average assets	1.33%	0.23%	1.36%	0.94%
Average equity	17.93%	3.16%	18.54%	12.69%
Net interest margin	4.73%	4.47%	4.69%	4.49%
Efficiency ratio	57%	76%	56%	62%
Annualized net charge-offs to average loans	0.20%	0.35%	0.09%	0.20%

Capital / Shareholder Information

	December 31, 2005	December 31, 2004
Book value per share	$11.56	$9.92
Tangible book value per share	$11.42	$9.78

Leverage capital ratio	8.57%	8.46%
Risk based capital ratio	11.13%	11.55%

Nonperforming Assets

	December 31	December 31
	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$1,692	$4,394
Accruing loans past due 90 days or more	208	-
Total nonperforming loans	1,900	4,394
Other real estate owned	60	60
Total nonperforming assets	$1,960	$4,454
Nonperforming loans to total loans	0.18%	0.50%
Nonperforming assets to total assets	0.11%	0.31%